Exhibit 10.1

AMENDMENT TO SEPARATION AGREEMENT

This First Amendment, dated as of December 15, 2016 (this “Amendment”), is made by and between NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Ramin (“Ron”) Najafi (the “Executive,” and collectively, the “Parties”).

WHEREAS, the Parties entered into a Separation Agreement as of November 18, 2015 (the “Separation Agreement”), whereby, among other things, the Company agreed to pay the remaining $480,000 of the Executive’s separation payments on December 31, 2016. At the Company’s option, such $480,000 separation amount may consist of any of the following: (i) a grant of registered shares of the Company’s common stock, the total value of which will be equivalent to $480,000 (the “Grant”) (with the stock price used to determine the number of shares constituting the Grant being the average closing price of the last five (5) business days before the date of grant); (ii) a payment of $480,000 in cash; or (iii) a combination of such stock grant and cash, equal in the aggregate to $480,000 (any of such three options, the “Payment”); and

WHEREAS, the Parties now wish to amend the Separation Agreement to divide the Payment into two equal installments (rather than a single payment due on December 31, 2016), the first of which shall be paid and/or granted on December 16, 2016, and the second of which shall be paid and/or granted on January 15, 2017.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendment to Separation Agreement. Effective as of the date hereof:

(a)	Section 2(b) of the Separation Agreement shall be replaced in its entirety as follows:

“b.     Subject to Section 2(c), the Company agrees to pay the remaining $480,000 of the Executive’s separation payments (the “Separation Payment Balance”) by either, at the Company’s option, (i) granting Executive registered shares of the Company’s common stock (the “Shares”), the total value of which will be equivalent to $480,000 (the “Grant”) (with the stock price used to determine the number of shares constituting the Grant being the average closing price of the last five (5) business days before the date of grant); (ii) paying the balance of $480,000 in cash; or (iii) a combination of such stock grant and cash, equal in the aggregate to $480,000. Such Separation Payment Balance shall be divided into two equal installments, the first of which shall be paid and/or granted on December 16, 2016, and the second of which shall be paid and/or granted on January 15, 2017.”

2.

No Other Changes. Except as expressly amended by this Amendment, the Separation Agreement, and the rights, obligations, powers and remedies of the Parties thereunder, shall remain in full force and effect.

3.

Governing Law. This Amendment shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

4.

Counterparts. This Amendment may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF the Parties have executed this Amendment as of the date first written above.

NOVABAY PHARMACEUTICALS, INC.

By:	/s/ Mark M. Sieczkarek
Mark M. Sieczkarek
Title: President and Chief Executive Officer

RAMIN (“RON”) NAJAFI

/s/ Ramin (“Ron”) Najafi